John J. Dawson, Esq. (Bar No. 4099)
John R. Clemency, Esq.
STREICH LANG, P.A.
3800 Howard Hughes Parkway
Suite 1500
Las Vegas, Nevada  89109
(702) 792-2727
     and
Renaissance One
Two North Central Avenue
Phoenix, Arizona  85004-2391
(602) 229-5200

Attorneys for Debtors

              IN THE UNITED STATES BANKRUPTCY COURT
                    FOR THE DISTRICT OF NEVADA

In re:

ELSINORE CORPORATION,a Nevada


corporation,
               Debtor.

FOUR QUEENS, INC., a Nevada
corporation,
               Debtor.

FOUR QUEENS EXPERIENCE
CORPORATION, a Nevada
corporation,
               Debtor.

PALM SPRINGS EAST LIMITED
PARTNERSHIP, a Nevada limited
partnership,
               Debtor.

ELSUB MANAGEMENT CORPORATION, a
Nevada corporation,
               Debtor.

OLYMPIA GAMING CORPORATION, a
Nevada corporation,
               Debtor.

In Proceedings Under Chapter 11

Case No. 95-24685 RCJ

(Jointly Administered)
(This pleading relates to
 all cases)

Case No. 95-24686 RCJ

Case No. 95-24687 RCJ

Case No. 95-24688 RCJ

Case No. 95-24689 RCJ

Case No. 95-24839 RCJ

Date of Hearing:  7/16/96
                 7/18/96
                 8/5/96
Time of Hearing: 1:30 p.m.

     ORDER CONFIRMING FIRST AMENDED PLAN OF REORGANIZATION
       PROPOSED JOINTLY BY THE DEBTORS AND THE UNOFFICIAL
              BONDHOLDERS COMMITTEE (AS MODIFIED)

          This matter came before the Court on July 16, 1996 for a confirmation hearing on the "First Amended Plan Of Reorganization
Proposed Jointly By The Debtors And The Unofficial Bondholders
Committee" dated May 22, 1996 (the "Plan").  The Plan was filed by:
(i) the Debtors and Debtors-In-Possession in the above-captioned, jointly administered Chapter 11 cases (collectively, the
"Debtors"); and (ii) the unofficial committee (the "Bondholders
Committee") of a majority of the holders of the 12.5% First
Mortgage Notes issued in October of 1993 (the "1993 Bondholders").
With respect to the Plan, the Court finds and concludes as
follows:
   1.          By an Order dated June 5, 1996 (the "Solicitation
             Procedures Order"), the Court approved the "Disclosure Statement Accompanying First Amended Plan Of Reorganization Proposed Jointly By The Debtors And The Unofficial Bondholders Committee" dated May 22, 1996 (the "Disclosure Statement") related to the Plan, and fixed certain procedures related to the solicitation of votes on the Plan. Following the Court's entry of the Solicitation Procedures Order, plan solicitation packages (in the form approved by the Court), including the Disclosure Statement, were timely transmitted to the creditors and shareholders of record from whom votes were solicited, in accordance with Bankruptcy Rule 3017(d) and the Solicitation Procedures Order.
   2. The voting on the Plan is summarized in the "Debtors' Certification of Acceptance and Rejection of Chapter 11 Plan (Ballot Report)" (the "Ballot Report") filed by the Debtors.
   3.          Objections to the Plan (collectively, the "Objections)
             have been filed by: (i) the Official Unsecured Creditors' Committee (the "Creditors Committee"); (ii) the Official Equity Security Holders Committee (the "Equity Committee");
             (iii) the Internal Revenue Service ("IRS"); (iv) various Putnam Funds, holders of the outstanding 1994 Bonds (the "1994 Bondholders"); (v) Magnolia Partners, L.P. ("Magnolia"), one of the Convertible Noteholders; and (vi) the State of Nevada Gaming Control Board (the "Gaming Control Board").
   4. Prior to the confirmation hearings described below, the Debtors and the Bondholders Committee gave notice of the following modifications to the Plan:
               (a)  The Debtors and the Bondholders Committee
   withdrew as Plan proponents FQEC and Olympia. The Debtors and the Bondholders Committee reserved the right to propose a joint plan or separate plans of reorganization for FQEC and Olympia in the future.
               (b)  The Debtors and the Bondholders Committee
   modified the Plan (including, without limitation, sections 2.91 and
   5.1) to provide for the consensual treatment of the Class 5 Claims held by the 1994 Bondholders.  Under the Plan as modified, the
   Class 5 Claims held by the 1994 Bondholders will be allowed and treated in accordance with the specifications of the "Elsinore Corporation Term Sheet For Amended And Restated 1994 Notes" which is attached hereto as Exhibit "1".
                    (c)  The Debtors and the Bondholders Committee
   modified the Plan (including, without limitation, section 4.3) to provide for the consensual treatment of the Class 3 Priority Claim of the State of Nevada, Department of Taxation (the "Department").
   Under the Plan, the Department's Priority Claims will be treated as follows:
                    (i)  With respect to the Departments' Priority
   Claim against Elsinore in the amount of $128,998.94, the amount of $111,046.18 will be paid in equal quarterly installments of principal and interest over a period of one year commencing at the end of the first calendar quarter after the Effective Date of the
   Plan.
                    (ii) The remaining portion of the Department's
   Priority Claim against Elsinore in the amount of $17,952.76, and the Department's Priority Claim against FQI in the amount of
   $28,239.00 will be paid in accordance with the current treatment of Class 3 under the Plan, except as provided in subparagraph iii.
   below.
                    (iii) Interest on all of the Department's
   Priority Claims will accrue at the rate of 9% per annum from and after the Effective Date of the Plan.
                    (iv) The Department's Priority Claims can be
   prepaid at any time without penalty.
          (d) Subject to statements made on the record at the July
   16, 1996 confirmation hearing, the Debtors and the Bondholders
   Committee obtained approval from the Gaming Authorities for the form of the Interim Management Agreement which is attached hereto as Exhibit "2."  Accordingly, the Debtors and the Bondholders
   Committee are authorized to execute and implement the terms of the Interim Management Agreement in accordance with, inter alia, section 13.2 of the Plan.
   5. On July 16, 1996, the Court conducted a hearing regarding the confirmation of the Plan, at which time the Court considered: (i) the various Objections, including the legal memoranda related thereto; (ii) the legal memoranda in support of the Plan filed by the Debtors and the Bondholders Committee; (iii) the declarations submitted by the parties, particularly the declaration of Thomas Martin, the president and chief executive officer of Elsinore; the declaration of Kathleen Nylen, a valuation expert retained by the Debtors; the declaration of Bradley J. Holtz, a valuation expert retained by the Bondholders Committee; the declaration of Jeffrey R. Truitt, a financial consultant retained by the Bondholders Committee; and the declarations of various members of the replacement management team identified in the Plan, including the declaration of William Westerman, the President of Riviera Gaming Management-Elsinore; and (iv) oral argument by counsel. The Court also considered the prior testimony and evidence which has been presented in these cases, and the entire record before the Court.
   6.          At the conclusion of the July 16, 1996 confirmation
             hearing, the Court ruled on the record that the Plan meets all of the confirmation requirements of the Bankruptcy Code, other than the requirement that the Plan complies with the absolute priority rule which is codified in 11 U.S.C. section 1129(b) to the extent that it provides for a recovery to equity holders without providing payment in full to intermediate creditors, including the unsecured claims of the IRS, the general unsecured creditors represented by the Creditors Committee, and the Convertible Noteholders. At the end of the July 16, 1996 hearing on the Plan, the Court reserved ruling on the absolute priority objection raised by the IRS, the Creditors Committee, and the Convertible Noteholders.
   7. On July 18, 1996, the Court conducted further proceedings with respect to the Plan. At the July 18 hearing, the Court concluded that the recovery proposed for the Elsinore Equity Holders (10% of the New Elsinore Common Stock, the "10% Interest" and participation in the Rights) under the Plan did not comport with the absolute priority rule under the Bankruptcy Code in light of the objections filed by the Creditors Committee, the IRS, and the Convertible Noteholders. Pursuant to section 21.3 of the Plan, the Bondholders Committee moved for modification of the Plan to eliminate recovery for Elsinore Equity Holders.
   8.          Following the July 18 confirmation hearing, but before
             the entry of an Order incorporating the Court's ruling on the Plan, the Creditors Committee, the Convertible Noteholders, the IRS, and the Equity Committee filed with the Court a "Joint Motion For Reconsideration Based Upon The Withdrawal Of Creditor Objections" (the "Reconsideration Motion"). Through the Reconsideration Motion, the Creditors Committee, the Convertible Noteholders, and the IRS withdrew their Objections to the Plan in return for a reallocation of the 10% Interest (and the corresponding interest in the Rights) which originally was earmarked for Elsinore Equity Holders under the Plan.
   9. On August 5, 1996, the Court conducted a hearing on the Reconsideration Motion. Based on the record, the arguments of the parties at the August 5, 1996 hearing, and the agreement of the Creditors' Committee, the Equity Committee, the IRS, and the Convertible Noteholders to withdraw their opposition to the Plan, the Court determined that the relief sought in the Reconsideration Motion should be granted. The Court also determined that the Confirmation Date should be moved up so that, among other things, the management transition provided
             under the Plan is not delayed any further.   Accordingly, the
             Plan is modified to provide the following:
               (a) In addition to the recovery provided in the
        Plan, the Class 10 Unsecured Creditors of FQI will receive a pro rata interest in 2.5% of the New Elsinore Common Stock and a 2.5% pro rata participation interest in the Rights;
               (b) In addition to the recovery provided in the
        Plan, the Class 10 Unsecured Creditors of Elsinore will
        receive a pro rata interest in 1% of the New Elsinore Common
        Stock;
               (c) In addition to the recovery provided in the
        Plan, the IRS will receive 1.9% of the New Elsinore Common
        Stock;
               (d) In addition to the recovery provided under the
        Plan, the Convertible Noteholders will receive a pro rata
        interest in 1% of the New Elsinore Common Stock and 1% pro rata participation interest in the Rights;
               (e) In place of the recovery provided under the
        Plan, the Elsinore Equity Holders will receive a pro rata
        interest in 3.6% of the New Elsinore Common Stock and a 6.5%
        pro rata participation interest in the Rights;
               (f) If permitted under applicable nonbankruptcy law,
        the Elsinore Equity Holders may transfer their right under the
        Plan to nominate a member of the Board of Directors for
        Reorganized Elsinore in accordance with section 13.3 of the
        Plan; and
               (g) The Confirmation Date will mean 12:00 noon
        (Nevada time) on August 12, 1996.

   10. The modifications to the Plan set forth in this Order do not materially or adversely change the treatment of any creditor or party-in-interest (other than the creditors which agreed to the modifications) who has previously cast a ballot to either accept or reject the Plan. Accordingly, no further disclosure of information, solicitation of creditors and parties-in-interest, or voting is required with respect to the Plan modifications.
   11. Confirmation of the Plan is a core proceeding under 28 U.S.C. Section 157(b)(2). Pursuant to 28 U.S.C. Section 157(b) and 1334, this Court has the jurisdiction to enter a final order confirming the Plan.
   12. After hearings on due and proper notice, the Court has determined that the Plan, as modified hereby, satisfies the requirements for confirmation set forth in Bankruptcy Code
             Section 1129(a) and (b).
          Based on the foregoing findings and conclusions, and the
        entire record before the Court; and good cause appearing,
          IT IS HEREBY ORDERED as follows:
          A.   The Plan, as modified hereby, shall be, and hereby
   is, confirmed pursuant to Bankruptcy Code Section 1129.  The terms of the Plan and the exhibits thereto contained in the Plan
   Supplement (including the Interim Management Agreement that was modified and approved by the Gaming Authorities in Open Court at the July 16 hearing), are approved in substance and are by reference incorporated into this Order confirming the Plan. The modifications to the Plan set forth above shall be, and hereby are, approved.
          B.   All Objections to confirmation of the Plan that have
   not been withdrawn, waived, or settled, shall be, and hereby are, overruled on the merits.
          C.   In accordance with the Plan, the assumption by
   Elsinore, FQI, Elsub and PSELP of their respective Executory
   Contracts listed in Exhibit "9" to the Plan Supplement shall be, and hereby is, approved, effective as of the Confirmation Date.
   All Executory Contracts of Elsinore, FQI, Elsub and PSELP not
   listed in Exhibit "9" to the Plan Supplement and not otherwise assumed by those Debtors in the Reorganization Cases shall be, and hereby are, deemed rejected as of the Confirmation Date, and the rejection of those contracts shall be, and hereby is, approved.
   Parties asserting claims arising out of the rejection of an executory contract under the Plan shall have 30 days to assert the
   claims in these cases.   The Executory Contracts of FQEC and
   Olympia shall not be assumed or rejected pursuant to the Plan.
   FQEC and Olympia reserve all of their rights to assume or reject their respective Executory Contracts at a later time.
          D. The Debtors, the Reorganized Debtors, and all other necessary parties are authorized and empowered, without further
   Court order, to execute and deliver any instrument, security, agreement or document, and to perform any act, that is necessary, desirable, or required for the consummation of the Plan, including, without limitation: (i) issuing or causing the issuance of the securities and other instruments contemplated by the Plan, including the Restated 1994 Mortgage Notes, the Restated 1993
   Mortgage Notes, the New Elsinore Common Stock and the Rights; (ii) executing and filing the Reorganized Elsinore Articles and the Reorganized FQI Articles with the Nevada Secretary of State's office, and executing the Reorganized Elsinore Bylaws and the Reorganized FQI Bylaws; (iii) executing any appropriate security documents related to the Restated 1993 Mortgage Notes or Restated
   1994 Mortgage Notes; and (iv) obtaining all regulatory and other approvals required by the State of Nevada or Clark County
   (including all necessary approvals of the Gaming Authorities) of the transactions contemplated by the Plan.
          E. Pursuant to Bankruptcy Code Section 1145, except with respect to an entity that is an underwriter as defined in
   Section 1145(b), section 5 of the Securities Act of 1933 and any State or local law requiring registration for offer or sale of a security or registration or licensing of an issuer of, underwriter of, or broker or dealer in, a security do not apply to the offer or sale, in accordance with the Plan, of the Restated 1994 Mortgage
   Notes, the Restated 1993 Mortgage Notes, the New Elsinore Common
   Stock, the Rights or the exercise of the Rights.
          F. Pursuant to Bankruptcy Code Section 1141, and except as otherwise proved in the Plan or this Order, entry of the Confirmation Order discharges any and all Claims against Elsinore, FQI, Elsub and PSELP, and any of them, including, but not limited to, any Claim which arose at any time before the entry of the Confirmation Order and any Claim of a kind described in Bankruptcy
   Code Section 502(g), (h) and (i).  On and after the Confirmation
   Date, and as to every discharged Claim, every holder of a Claim will be precluded from asserting against Elsinore, FQI, Elsub, PSELP, or any of the Reorganized Debtors, and any assets of Elsinore, FQI, Elsub, PSELP, or any of the Reorganized Debtors, any such discharged Claim and any rights, remedies, demands, damages, or liabilities of any kind arising from or related to any such discharged Claim.
          G. This Court shall retain jurisdiction in accordance with the terms of Article XX of the Plan.
          H. Until the entry of the final decree, the Debtors shall file with the clerk, not later than four (4) months after the entry of this Order, and every six (6) months thereafter, a report of the action taken by the Reorganized Debtors and the progress made toward consummation of the confirmed Plan. Said report shall include, at a minimum, the following information:
     (1) A schedule of any personal property costing more than $5,000 and any real property acquired since confirmation of the Plan and the price paid for each;
     (2) A schedule listing each debt, the total amount required to be paid under the Plan, the amount required to be paid to date, the amount actually paid to date, and the amount unpaid;
     (3) A schedule of executory contracts entered into after Plan confirmation;
     (4) A statement listing each postpetition tax (i.e., income, payroll, property, sales), and payee and the amount actually paid;
   and
     (5) The progress toward completion of the confirmed Plan and a list and status of any pending adversary proceedings or motion and resolution expected.
          Pursuant to LR 3022, and unless there are any pending adversary proceedings or contested matters, a final decree may be entered 6 months following the entry of this Confirmation Order.


          DATED this ____ day of July, 1996.


                              /s/ Robert C. Jones
                              UNITED STATES BANKRUPTCY JUDGE


   PREPARED AND SUBMITTED BY
   THE PLAN PROPONENTS:

   STREICH LANG
   A Professional Association
   3800 Howard Hughes Parkway
   Suite 1500
   Las Vegas, Nevada  89109

     and

   Renaissance One
   Two North Central Avenue
   Phoenix, Arizona  85004-2391


   By     /s/ Ira S. Levine for
     John R. Clemency
     Robert P. Harris

   Attorneys for the Debtors


     and

   Edward S. Weisfelner, Esq.
   BERLACK, ISRAELS & LIEBERMAN LLP
   120 West 45th Street
   New York, New York  10036

     and

   GORDON & SILVER, LTD.
   3800 Howard Hughes Parkway
   Fourteenth Floor
   Las Vegas, Nevada  89109



   By     /s/ Gerald M. Gordon
     Gerald M. Gordon
     Thomas H. Fell

   Attorneys for Bondholders Committee





   OFFICE OF U.S. TRUSTEE                    APPROVED/DISAPPROVED
   600 Las Vegas Blvd. South, #430
   Las Vegas, Nevada  89101



   By     /s/ Barry Jenkins
     Barry Jenkins



   JONES, JONES, CLOSE & BROWN               APPROVED/DISAPPROVED
   290 South Arlington Avenue, #200
   Reno, Nevada  89501



   By     /s/ Janet L. Chubb
     Janet Chubb

   Attorneys for Creditors Committee


   McDONALD, CARANO, WILSON, McCUNE,         APPROVED/DISAPPROVED
     BERGIN, FRANKOVICH & HICKS
   2300 West Sahara, Suite 1000
   Las Vegas, NV  89102



   By     /s/ Bryan Clark for
     David Huston

   Attorneys for Equity Committee


   INTERNAL REVENUE SERVICE                  APPROVED/DISAPPROVED
   4750 West Oakey
   Las Vegas, Nevada  89102



   By     /s/ Rollin G. Thorley
     Rollin G. Thorley












   Don S. DeAmicis, Esq.                APPROVED/DISAPPROVED
   ROPES & GRAY                              REVIEWED
   One International Plaza
   Boston, Massachusetts  02110

     and

   William McGimsey, Esq.
   601 East Charleston
   Las Vegas, Nevada  89104



   By    /s/ William M. McGimsey
    William McGimsey

   Attorneys for 1994 Bondholders




   Richard C. Josephson, Esq.               APPROVED/DISAPPROVED
   STOEL RIVES LLP
   900 SW Fifth Avenue, Suite 2300
   Portland, Oregon 97204

    and

   WOODBURN & WEDGE
   300 South Fourth Street, Suite 620
   Las Vegas, Nevada 89101



   By    /s/ Richard C. Josephson
    Richard F. Holley

   Attorneys for Magnolia Partners